Exhibit 99.1

American River Bankshares Appoints Philip A. Wright to its Board of Directors

Sacramento, CA, March 19, 2009 – The Board of Directors of American River Bankshares [NASDAQ-GS: AMRB] today announced that it has appointed Philip A. Wright to the Company’s Board of Directors and increased the size of the Board from nine to ten Members.

“Phil has been part of the Sonoma community for 47 years and has been an important player in our Company for nearly 10 years,” said David T. Taber, President and CEO of American River Bankshares. “His depth and breath of experience will be helpful in continuing to build our Company’s reputation as the premier business bank in the communities we serve.”

Philip Wright is based in Windsor, CA and is Owner/Broker of Wright Investments, Inc., dba Prudential California Real Estate and is also a Developer/Partner in Trowbridge & Wright Investment, Inc. Mr. Wright has been developing land in Sonoma County since 1977 and has completed 24 projects. He has experience in selling and marketing residential, commercial property, restaurants, mini-storage and warehouse facilities.

Mr. Wright is founding Chairman of North Coast Bank, formerly Windsor Oaks National Bank and has served on the American River Bank Board of Directors since 2000. He currently serves on the Healthcare Foundation Board of Northern Sonoma County.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving the Greater Sacramento Area in California that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call (916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

Forward-Looking Statement

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the of Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.